Exhibit 10(p)

                      JAMES RIVER CORPORATION OF VIRGINIA
                    1994 PERFORMANCE/PRODUCTIVITY BONUS PLAN


     JAMES RIVER CORPORATION OF VIRGINIA (the "Company") hereby adopts the 1994 Performance/Productivity Bonus Plan, effective as of February 18, 1994.
     1. Purpose. This 1994 Performance/Productivity Bonus Plan (the "Plan") is intended to advance the interests of the Company by providing certain employees who have significant responsibilities in key management areas with the opportunity to earn a bonus based on individual performance and productivity. The bonus is an incentive to promote the success of the Company, as well as to encourage employees to remain in the employ of the Company.
     The Company intends to substitute variable performance-related compensation for fixed compensation under certain circumstances. It is anticipated that, in certain cases, bonus awards may be paid to participants under the Plan in lieu of annual merit increases. The performance/productivity bonuses under the Plan will be paid for individual performance regardless of Company performance. The Company's 1993 Profit Sharing Plan for Salaried Employees will provide benefits based on Company performance. The Plan will be in effect for the Company's fiscal year beginning December 27, 1993.
     2. Definitions. As used in the Plan, the following terms have the meanings indicated:
          (a)  "Board" means the Board of Directors of the Company.
          (b) "CBC" means the Corporate Business Council, which consists of executive officers of the Company and its subsidiaries.
          (c) "Company" means James River Corporation of Virginia, a Virginia corporation.
          (d) "Compensation Committee" means the Compensation Committee of the Board.
          (e) "HR Department" means the corporate Human Resources department of the Company.
          (f) "Participant" means an employee who is designated as a participant in the Plan pursuant to Section 3.
          (g) "1994 Year" means the fiscal year of the Company beginning December 27, 1993.
     3. Eligibility. Exempt salaried employees of the Company and its subsidiaries who have significant responsibilities in key management areas and who hold positions for which measurable performance goals can be established will be eligible to participate in the Plan. All members of the CBC will be Participants in the Plan. The HR Department will designate other eligible employees to participate in the Plan, based on recommendations made by the CBC members. An exempt employee is an employee who is not subject to the minimum wage and maximum hour requirements of the Fair Labor Standards Act.


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     4.   Bonus Criteria.  Each Participant will prepare, with his or her supervisor, individual goals that are based on productivity and performance and that can be measured and discussed at the end of the 1994 Year.
Members of the CBC and the Compensation Committee may review Participants' goals to ensure that the goals are appropriate for the Plan. No later than December 5, 1994, each CBC member will evaluate the achievement of the performance goals by his or her subordinates and will determine to what extent the goals have been met. The Compensation Committee will evaluate the achievement of the performance goals by the members of the CBC.
     5.   Bonus Awards.
          (a) Bonus awards will be computed before the end of the 1994 Year. The bonus awards will average approximately 5% of the total base salaries of the Participants for the 1994 Year. Individual awards will be based on each Participant's achievement of his or her goals, and awards will be a percentage of the Participant's base salary. A Participant's base salary in effect on the last day of the 1994 Year will be used for this purpose. A Participant must be an employee of the Company or a subsidiary on the last day of the 1994 Year in order to receive a bonus award under the Plan. Participants who are hired after the Plan is implemented will be eligible to receive pro rated bonuses for the 1994 Year.
          (b) The HR Department will determine the bonus awards for all Participants who are not members of the CBC, based on recommendations made by the CBC members. The Compensation Committee will determine the bonus awards for the CBC members. Bonus awards will be paid only to Participants whose work performance merits payment of an award, and a Participant will have no right to receive a bonus award under the Plan.
          (c) Bonus awards will be paid in cash no later than February 1, 1995. All awards will be paid subject to federal, state and local income and payroll tax withholding.
     6. Plan Administration. The Plan will be administered by the Compensation Committee and the HR Department. The Compensation Committee, the HR Department and the members of the CBC will have complete discretion to carry out their responsibilities under the Plan. In the event of any dispute, the Compensation Committee will have the express discretionary authority to construe and interpret the Plan, to resolve any ambiguities, and to make final determinations with respect to the eligibility for or amount of benefits. The interpretation, construction and administration of the Plan by the Compensation Committee and the HR Department will be final and conclusive. The Compensation Committee and the HR Department may consult with counsel, who may be counsel to the Company, and will not incur any liability for any action taken in good faith in reliance upon the advice of counsel.
     7. Termination, Modification. The Board may terminate or change the Plan in such respects as it will deem advisable; provided that no such termination or change after the end of the fiscal year may increase or decrease the total bonus pool for that year.
     IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 18th day of February, 1994.
                                   JAMES RIVER CORPORATION OF VIRGINIA
                                   By:/s/Clifford A. Cutchins, IV
                                        Senior Vice President,
                                        General Counsel,
                                        Corporate Secretary